EXHIBIT 10.9
AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT
          THIS AMENDED AND RESTATED AGREEMENT made as of the ___ day of                     , 2008, provided, however, that all provisions applicable to compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective as of January 1, 2005, by and between UNITED BANKSHARES, INC., a West Virginia corporation and registered bank holding company (the “Company”), and                     , an executive officer of the Company (the “Executive”).
          WHEREAS, the Executive is currently employed by the Company or one of its banking subsidiaries; and
          WHEREAS, recent and anticipated changes in the banking industry have caused uncertainty relative to future ownership and management of the Company and other banking organizations; and
          WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Executive’s contribution to the growth and success of the Company has been substantial;
          WHEREAS, the Company believes it is in the best interest of the Company to grant the Executive and certain other key management personnel a level of security to preserve a nucleus of key management; and;
          WHEREAS, by this Agreement the Company and the Executive desire to amend and restate the Change of Control Agreement dated August 15, 2000 [this date will be August 15, 2000 for James Consagra, Rick Adams and John Neuner but will instead be March 15, 1994 for Steven Wilson, Joe Wilson and James Hayhurst], and for the purpose of complying with the requirements of Code Section 409A and the Company and the Executive intend this amendment to comply with Transition Relief promulgated by the Internal Revenue Service pursuant to Code Section 409A, and accordingly, notwithstanding any other provisions of this amended and restated Change of Control Agreement, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, or (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A, to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), Executive, by executing this amended and restated Change of Control Agreement, shall be deemed to have elected, on or before December 31, 2007, the timing and form of distribution provisions of this Amended and Restated Change of Control Agreement, and to have otherwise further revised this Agreement, all prior to December 31, 2008.
          NOW THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, the Company and Executive contract and agree as follows:
          Article 1. Definitions. The following definitions shall apply to designated phrases used in this Agreement.

               a. “Change in Control” means with respect to (i) the Company or any affiliate for whom Executive is performing services at the time of the Change in Control Event; (ii) the Company or such affiliate that is liable for the payment to Executive hereunder,) as the case may be, (or all corporations liable for the payment if more than one corporation is liable) but only if either the payment under this Agreement is attributable to the performance of service by Executive for the Company or for any such Affiliate, as the case may be, that is liable for the payment to the Executive hereunder, or there is a bona fide business purpose for the Company or for such Affiliate, as the case may be, that is liable for the payment to Executive hereunder, to be liable for such payment and, in either case, no significant purpose of making the Company or such Affiliate, as the case may be, that is liable for the payment to Executive hereunder, liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this section, a Change in Ownership or Effective Control of the corporation, as defined in Section 409A of the Code, and the regulations or guidance issued by the Internal Revenue Service thereunder, meeting the requirements of such Change in Ownership of the corporation or Change in Effective Control of the corporation as a “Change in Control Event” thereunder.
               b. “Good Cause” includes (i) termination for continued poor work performance after reasonable opportunity to correct deficiencies; (ii) termination for behavior outside or on the job which affects the ability of management of the Company or co-workers to perform their jobs and which is not corrected after reasonable warning; (iii) termination for failure to devote reasonable time to the job which is not corrected after reasonable warning; and (iv) any other reasonable deficiency in performance by the Executive which is not corrected after reasonable warning.
               c. “Disability” means total and permanent disability as defined by Company’s (or its successor’s) Long-Term Disability Plan.
               d. “Retirement” means termination of employment by an Executive in accordance with Company’s (or its successor’s) retirement plan, including early retirement, generally applicable to its salaried employees.
               e. “Good Reason” means (i) a Change in Control in the Company (as defined above), as well as and as a direct result thereof, (a) a decrease in the total amount of the Executive’s base salary below its level in effect on the date of consummation of the Change in Control, without the Executive’s consent; or (b) a material reduction in the importance of the Executive’s job responsibilities without the Executive’s consent; or (c) a geographical relocation of the Executive to an office more than fifty (50) miles from the Executive’s location at the time of the Change of Control without the Executive’s consent; (ii) a Change in Control in the Company (as defined above) and failure of Company to obtain assumption of this Agreement by its successor, or (iii) any purported termination of the Executive’s employment by Company which is not effected pursuant to a Notice of Termination required in paragraph 2.
               f. “Wrongful Termination” means termination of the Executive’s employment by the Company or its affiliates for any reason other than Good Cause or the death, Disability or Retirement of Executive prior to the expiration of two (2) years after consummation of the Change in Control.

               g. “Separation from Service” means the severance of Executive’s employment with the Company or Affiliate for any reason. Executive separates from service with the Company or affiliate if he or she dies, retires, separates from service because of the Executive’s Disability, or otherwise has a termination of employment with the Company or Affiliate. However, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Company or Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A including, but not limited to (i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported termination or Separation from Service, (ii) in any instance in which Executive is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”) then in such instance Executive shall only be considered to meet the requirements of a Separation from Service hereunder if Executive meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Agreement which would otherwise apply (iii) in any instance in which Executive is an employee and an independent contractor of the Company or any Affiliate or both, Executive must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if Executive provides services both as an employee and a member of the Board of Directors of the Company or any Affiliate or both, the services provided as a director are not taken into account in determining whether the Executive has had a Separation from Service as an employee under this Agreement, provided that no plan in which such Executive participates or has participated in his capacity as a director is an Aggregated Plan and (iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation of guidance of like import, in the event of an asset purchase transaction as described therein.
               h. “Specified Employee” means, in the case of Executive, if Executive shall meet the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12 month period ending on any Specified Employee Identification Date, which shall be December 31 of each calendar year, (or otherwise meeting the requirements applicable to qualification as a ‘Specified Employee’ under Code Section 409A and the regulations and guidance issued thereunder,) that Executive shall, in such event, for purposes of this Agreement, thereafter be a Specified Employee under this Agreement for the period of time consisting of the entire 12-month period beginning on the Specified Employee Effective Date, and said Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date.
     Article 2. Termination for Good Reason or for Cause; Notice of Termination. The Executive may terminate his employment with the Company or its affiliates for Good Reason. In the event of a Change of Control, the Company may terminate Executive’s employment only for Good Cause within thirty-six months after consummation of Change in Control. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Executive’s employment under the provision so indicated.
          Article 3. Date of Termination. Date of Termination shall mean the date on which Notice of Termination is given.
          Article 4. Compensation of Executives Upon Termination for Good Reason or Wrongful Termination.
               a. Except as hereinafter provided, if the Executive terminates his employment with the Company for Good Reason, provided that if the Good Reason with respect to which Executive so terminates his employment with Company is set forth in subsections (i) or (ii) of Article 1, Section (e), that Executive has a Separation from Service within two (2) years after a Change in Control, or the Company terminates the Executive’s employment in a manner constituting Wrongful Termination, all provided that any such termination under this Article 4, Section (a) meets the definition of Separation from Service under this Agreement, the Company hereby agrees to pay the Executive a cash payment on the date on which such Separation from Service occurs, subject to the provisions of Article 4, Section (d) if Executive is a ‘Specified Employee’ on the date of Separation from Service, equal to the Executive’s monthly base salary in effect on either (i) the Date of Termination; or (ii) the date immediately preceding the Change in Control, whichever is higher, multiplied by the number of full months between the Date of Termination and the date that is thirty-six (36) months after the date of consummation of the Change in Control and such payment is hereinafter sometimes referred to as a “Separation Payment.”
               b. In the event of a Separation from Service under Article 4, Section (a) with respect to which the Company is required to pay a Separation Payment to Executive, then on the date of such Separation from Service of Executive, subject to the provisions of Article 4, Section (d) if Executive is a ‘Specified Employee’ on the date of Separation from Service, the Company shall also pay to Executive, in addition to the Separation Payment, an amount, in cash, equal to the last bonus paid to Executive prior to Separation from Service multiplied by a fraction, the numerator of which is the number of days from January 1 to the date of Separation from Service, inclusive, in the calendar year of such Separation from Service and the denominator of which is Three Hundred and Sixty-Five.
               c. In the event of a Separation from Service under Article 4, Section (a) with respect to which the Company is required to pay a Separation Payment to Executive, the Executive will continue to participate, without discrimination, for the period of time during which the

Executive would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (COBRA) if Executive elected such coverage and paid the applicable premiums, but in no event shall such period exceed thirty-six (36) months following the Date of Termination, in any plan of disability insurance and any plan of medical insurance maintained after any Change of Control for employees, in general, of the Company, or any successor organization, provided the Executive’s continued participation is possible under the general terms and conditions of such plans. In the event the Executive’s participation in any such plan is barred, the Company shall arrange to provide the Executive, for the period of time during which the Executive would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (COBRA) if Executive elected such coverage and paid the applicable premiums, but in no event shall such period exceed thirty-six (36) months following the Date of Termination, with medical expense or reimbursement benefits substantially similar to those which the Executive would have been entitled had his participation not been barred. However, in no event will the Executive receive from the Company the employee benefits contemplated by this section if the Executive receives comparable benefits from any other source. In addition, the amount of expenses eligible for reimbursement, or in-kind benefits provided hereunder, if any, during Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, any reimbursement of an eligible expense hereunder must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit, and if any such reimbursement of expenses or in-kind benefit payment is deferred compensation within the meaning of Code Section 409A and the regulations thereunder, then such reimbursement or such in-kind benefit payment shall be subject to the provisions of Article 4, Section (d) if Executive is a ‘Specified Employee on the date of Separation from Service.
               d. Notwithstanding the provisions of Article 4, Sections (a), (b) and (c), or any other provision of this Agreement, if any payment is to be made under this Agreement to Executive upon or based upon Termination of Employment or Separation from Service other than by death, in the event that Executive is a Specified Employee on the date of the Executive’s Termination of Employment or Separation from Service, and such payment is to be made to Executive upon or within six months after Executive’s Termination of Employment or Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Termination of Employment or Separation from Service of Executive (other than by death.) Notwithstanding any of the foregoing, or any other provision of this Agreement, no payment upon or based upon Separation from Service or Termination of Employment may be made under this Agreement before the date that is six months after the date of Separation from Service or Termination of Employment, or, if earlier, the date of death, of Executive in the event that Executive is a Specified Employee on Executive’s of Separation from Service or Termination of Employment.
          Article 5. Other Employment. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned or benefits provided as the result of employment by another employer after the Date of Termination.
          Article 6. Rights of Company Prior to the Change of Control. This Agreement shall not effect the right of the Company to terminate the Executive, or change the salary or benefits of the Executive, with or without Good Cause, prior to any Change of Control; provided, however, any termination or change which takes place after discussions have commenced which result in a Change of Control shall be presumed to be a violation of this Agreement which entitled the Executive to the benefits hereof, absent clear and convincing evidence to the contrary, if such termination or change takes place within two years after the Change in Control.
          Article 7. Successors; Binding Agreement.
               a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The right of the Executive to Separation Pay or other benefit under this Agreement for failure of the Company to obtain such agreement is governed by the provisions of Article 1, Section (e), Subsection (ii) and Article 4 of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
               b. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
          Article 8. Notice. For the purposes of this Agreement, notices, demands and other communication provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:
               If to the Executive:

Name

Street Address

City, State, Zip
               If to the Company:
               Chief Executive Officer

               United Bankshares, Inc.
               514 Market Street
               Parkersburg, West Virginia 26101
or such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          Article 9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company’s Chief Executive Officer or such other officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretations, construction and performance of this Agreement shall be governed by the laws of the State of West Virginia.
          Article 10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          Article 11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          Article 12. Legal Fees. Company shall pay all reasonable legal fees and expenses incurred by Executive in enforcing any right or benefit provided by this Agreement.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

UNITED BANKSHARES, INC.
By:
Its:

Attest:

Executive